Exhibit 99.1

NEWS RELEASE

Dynatronics Announces Fiscal 2016 Third Quarter Financial Results
•	Net sales increase 10.7% to $7.4 million as SolarisPlus drives organic growth
•	Q3 gross profit climbs 13.4% and gross margin expands to 33.6% compared to 32.8% last year due to growth in high-margin proprietary therapeutic products
Cottonwood Heights, Utah (May 16, 2016) – Dynatronics Corporation (NASDAQ: DYNT) today announced financial and operating results for its fiscal 2016 third quarter and nine months ended March 31, 2016.
Net sales for the quarter were $7.4 million, a 10.7 percent increase compared to $6.7 million in the same period of the prior year. Gross profit for the quarter increased 13.4 percent representing 33.6 percent of sales, compared to 32.8 percent of sales for the quarter ended March 31, 2015, reflecting a greater proportion of sales of proprietary therapeutic products which carry higher-than-average margins.  In addition, improved rates negotiated with freight carriers helped increase gross margin as a percentage of sales.
 "Our growth initiatives implemented last fall continue to drive significant organic growth," commented Kelvyn H. Cullimore Jr., chairman and chief executive officer. "Our sales team again delivered double-digit growth in sales of our top-selling SolarisPlus product line. In addition, we saw an increase in large orders related to custom wood products for sports teams as well as more new clinic openings and expansions which helped boost sales in the quarter."
Net sales for the nine months ended March 31, 2016, were $22.3 million, a 5.0 percent increase compared to $21.2 million in the same period of the prior year. Gross margin for the nine-month period improved to 34.4 percent, compared to 34.1 percent for the nine-month period ended March 31, 2015.
"We are focused on growing sales both domestically and internationally and are implementing a plan to strategically and tactically expand our distribution across North America and into international territories," said Jeff Gephart, Sr. VP of Sales.  "To that end, we are planning to bolster our sales management team with key new hires and are pursuing regulatory approvals in selected foreign countries such as China and Mexico."
Net loss for the quarter ended March 31, 2016, was approximately $451,000, compared to $208,000 for the quarter ended March 31, 2015. Net loss applicable to common shareholders for the quarter ended March 31, 2016, was approximately $531,000, compared to $208,000 for the quarter ended March 31, 2015. Net loss for the nine months ended March 31, 2016, was approximately $757,000, compared to $301,000 for the nine months ended March 31, 2015. Net loss applicable to common shareholders for the nine months ended March 31, 2016, was approximately $998,000 compared to $301,000 for the nine months ended March 31, 2015. Net loss applicable to common shareholders recognizes the accrued dividends on preferred stock during the current quarter and nine-month periods, which totaled approximately $80,500 and $242,000, respectively and was payable in common stock.
"Our increased loss for the quarter over last quarter in spite of higher sales and gross profit is a reflection of the implementation of our organic growth strategy plans as well as our M&A strategy which is focused on acquiring businesses that simultaneously fit our criteria and enhance our product offering," added Cullimore.
Dynatronics has scheduled a conference call for investors today at 4:30 p.m. ET (2:30 p.m. MT). Those wishing to participate should call (877) 471-2694 passcode 5797372.

The following is a summary of the financial results as of March 31, 2016 and 2015, and for the quarter and nine months then ended:
Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net sales	$7,409	$6,691	$22,281	$21,210
Cost of sales	4,923	4,499	14,607	13,987
Gross profit	2,486	2,192	7,674	7,223

Selling, general, and admin. expenses	2,620	2,217	7,445	6,849
Research and development expenses	250	236	769	688
Other expense, net	67	83	217	201
Loss before income taxes	(451)	(345)	(757)	(514)
Income tax provision (benefit)	-	(137)	-	(214)

Net loss	$(451)	$(208)	$(757)	$(301)
8% convertible preferred stock dividend	(81)	-	(242)	-
Net loss available to common stockholders	$(531)	$(208)	$(998)	$(301)
Net loss attributable to common stockholders per share - basic and diluted	$(.19)	$(.08)	$(.37)	$(.12)

Balance Sheet Highlights
In thousands, except per share amounts

	March 31, 2016		June 30, 2015

Cash and cash equivalents	$	$ 1,078	$3,926
Trade accounts receivable		3,337	3,347
Inventories, net		5,368	5,422
Total current assets		10,087	13,313

Line of credit		-	1,910
Accounts payable		1,843	2,520
Accrued expenses		51	280
Accrued payroll and benefits expense		449	263
Total current liabilities		2,963	5,572

About Dynatronics Corporation:
Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, and podiatry markets. More information regarding Dynatronics is available at www.dynatronics.com.

Safe Harbor Notification
This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Forward-looking statements in this press release include statements regarding expansion into new markets. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.

Contact
Dynatronics Corporation
Bob Cardon
800-874-6251 or 801-568-7000
bobc@dynatronics.com